Exhibit 10.5

API Service Agreement

Vodafone Hutchison Australia Pty Limited

ABN 76 096 304 620

Allens Arthur Robinson

Level 28

Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney NSW 2000 Australia

Tel +61 2 9230 4000

Fax +61 2 9230 5333

www.aar.com.au

© Copyright Allens Arthur Robinson Australia 2010

Table of Contents

1.	Aggregator		1
2.	Term		2
	2.1	Term	2
	2.2	API updates and changes to terms	2
3.	Request for Payment System and Testing		2
	3.1	Request for a Payment System	2
	3.2	API Service Requirements	2
	3.3	Testing and the Testing Period	3
	3.4	Test Report	4
	3.5	Verification Testing and Acceptance	4
	3.6	VHA’s option	4
	3.7	Payment Changes	4
4.	Request for Content		5
5.	Customer Information		5
	5.1	Use of the Encryption Key	5
	5.2	Use of MSISDN and Party ID	6
	5.3	Use of Subscriber Lookup Service	7
	5.4	Privacy	7
	5.5	VHA collection of Customer Information	8
	5.6	Records	8
	5.7	Audit	9
	5.8	Encryption Key, MSISDN, Party ID, Subscriber Lookup Service and Privacy	9
6.	VHA Systems		10
	6.1	Access to VHA Systems	10
	6.2	Security	10
7.	Your Obligations		11
	7.1	General	11
	7.2	Your conduct	11
	7.3	Regulatory compliance	11
8.	VHA’s Obligations		12
	8.1	Provision of billing services	12

	8.2	The Network	12
	8.3	Regulatory compliance	12
9.	Financial provisions		13
	9.1	Fees and payment terms	13
	9.2	Billing disputes	13
	9.3	Payments on termination	13
	9.4	Amounts withheld	13
10.	Goods and Services Tax		14
	10.1	GST	14
	10.2	Agreement under Division 153-B of the GST Act	15
11.	Intellectual Property Rights		16
	11.1	Ownership	16
	11.2	Payment System Licence	16
	11.3	Marketing and Advertising	16
	11.4	No payment for licence of Intellectual Property Rights	16
12.	Promoting Content on the Portal		17
	12.1	Where initiated by VHA	17
	12.2	Where initiated by You	17
13.	Warranties		17
	13.1	Warranties	17
	13.2	Payment System warranties	18
	13.3	Breach of warranty	18
	13.4	Survival	18
14.	Indemnity		18
	14.1	Your indemnity	18
	14.2	VHA liability	19
	14.3	Exclusion	19
15.	Suspension and Termination		20
	15.1	Suspension by VHA	20
	15.2	Termination by either party	21
	15.3	Termination by VHA	21
	15.4	Notice of events of default	21
	15.5	Termination for Change	21

	15.6	Consequences of termination	22
	15.7	Clauses surviving termination	22
16.	Confidentiality		22
	16.1	Confidentiality	22
	16.2	Permitted disclosure	22
	16.3	Publicity	23
17.	Dispute Resolution		23
	17.1	Negotiation	23
	17.2	Mediation	23
	17.3	Court proceedings and other relief	23
18.	Relationship		23
19.	Insurance		23
20.	Notices		23
21.	Pre-existing API Agreement		25
	21.1	Termination of Pre-existing API Agreement	25
	21.2	No release	25
22.	General		26
	22.1	Entire Agreement	26
	22.2	Assignment and Sub-contracting	26
	22.3	Amendment	26
	22.4	No Waiver	26
	22.5	Further Assurances	27
	22.6	Costs and Stamp Duty	27
	22.7	Governing Law and Jurisdiction	27
	22.8	Counterparts	27
	22.9	Severability	27
	22.10	Inconsistency with any other document	27
23.	Definitions and interpretation		27
	23.1	Definitions	27
	23.2	Interpretation	33
Schedule 1			1
	API Service Requirements		1
Schedule 2			3

Payments	3
Schedule 3	7
Service Levels	7

Date	July 5th	Year	2011

Parties

1.	Vodafone Hutchison Australia Pty Limited (ABN 76 096 304 620) of Level 7, 40 Mount St, North Sydney NSW 2060 registered in New South Wales (VHA).

2.	Mirror Image Access (Australia) Pty Limited (ABN 35 094 069 726) of Level 2, 221 Miller St, North Sydney NSW 2060 registered in New South Wales (You).

Recitals

A	VHA provides API Services, which enables Aggregators and Content Providers to establish their own Payment System for the purposes of interfacing with VHA’s Payment Gateway.

B	The VHA Payment Gateway provides You with access to VHA’s billing system for the purpose of charging Customers for purchasing Content.

C	You propose to use the API Services to charge a Customer for purchasing Content through Your Payment System.

D	VHA agrees to provide You the API Services on the terms and conditions set out in this Agreement.

It is agreed as follows.

1.	Aggregator

(a)	This clause 1 applies where You are an Aggregator.

(b)	References to “Your Payment System” or “Your Content” applies to the Payment System and the Content for which You are an Aggregator.

(c)	Any reports required to be provided by You to VHA must be provided on an itemised or aggregated basis in accordance with Schedule 3 and any other VHA requirements notified to You from time to time.

(d)	You must procure that each Content Provider complies with this Agreement, including in respect of Customer Information, and Your Content and Your Payment System (if applicable).

(e)	Notwithstanding clause 1(d), You are fully responsible for the acts or omissions of each Content Provider with regard to the Customer Information, Content and Your Payment System (if applicable), and accept all liability arising under this Agreement or under any Law in respect of the Customer Information, Your Payment System and all Content provided through Your Payment System.

2.	Term

2.1	Term

(a)	This Agreement commences on the Effective Date and continues for a period of 1 year (the Initial Term), after which time it will continue unless terminated in accordance with its terms.

2.2	API updates and changes to terms

(a)	VHA may update the API Services or change the terms of this Agreement (including the API Service Requirements and the API Documents) at any time and in its sole and absolute discretion in accordance with the remainder of this clause 2.2.

(b)	Where VHA believes that such update or change is likely to lead to an adverse impact to You or a Customer, VHA will take reasonable steps to provide You with 30 days notice of that update or change (Change Notice) unless VHA reasonably believes shorter notice is required because the update or change is necessary to comply with any Law.

(c)	In order to continue using the API Services from the date set out in the Change Notice, You must accept and agree to the update or change.

(d)	If You do not agree to the update or change, Your use of the API Services may be suspended and/or this Agreement may be terminated by VHA without liability to You.

(e)	Your continuing use of the API Services after the date of the update or change will constitute acceptance by You of the update or change.

(f)	You agree that Your acceptance of and agreement to such update or change may be signified electronically including by You checking a box or clicking on an “Agree” or similar button.

3.	Request for Payment System and Testing

3.1	Request for a Payment System

(a)	Subject to clause 3.2(a), You must submit a Request to VHA for Your Payment System that You will make use of the API Services.

3.2	API Service Requirements

(a)	Prior to submitting a Request for Your Payment System, You must ensure that You and Your proposed Payment System complies with the API Service Requirements.

(b)	VHA will take reasonable steps to notify You in writing within 14 days of receiving a Request as to whether Your Request has been approved for Testing.

3.3	Testing and the Testing Period

(a)	Notwithstanding Your compliance with clause 3.1 and 3.2, VHA may, in its sole and absolute discretion, refuse Your Request.

(b)	If VHA notifies You that Your Request has been approved, You must perform any tests (in accordance with any testing rules advised by VHA) that VHA reasonably considers necessary to determine whether Your Payment System operates in accordance with the API Documents and the API Service Requirements (Payment System Testing).

(c)	You acknowledge and agree that:

(i)	VHA will not supply Devices for Testing;

(ii)	VHA is not required to provide configuration training or testing resources to assist with any setup. If both parties agree that VHA will provide such resources as are required to support the setup, You must reimburse VHA’s costs in providing such resources;

(iii)	VHA may, in its sole and absolute discretion, make available to You a Test SIM solely for the purposes of Testing in accordance with this Agreement; and

(iv)	VHA retains ownership at all times of any such Test SIM.

(d)	If VHA makes a Test SIM available to You, You must:

(i)	return the Test SIM to VHA on the earlier of:

(A)	a request from VHA;

(B)	the conclusion of Testing; or

(C)	a date no later than 6 weeks from the date You received the Test SIM from VHA; and

(ii)	take all reasonable steps to ensure safe and secure custody of the Test SIM; and

(iii)	not distribute the Test SIM to any person unless necessary for the sole purpose of Testing in accordance with this Agreement.

3.4	Test Report

(a)	Upon completion of Payment System Testing, You must provide to VHA a test report (the Test Report).

(b)	You must produce the Test Report in accordance with VHA’s instructions and requirements advised to You from time to time.

(c)	VHA may, in its absolute discretion, provide new instructions or change the requirements of the Test Report for any particular Request at any time.

(d)	Where VHA provides new instructions or changes the requirements of the Test Report, You may resubmit Your Test Report.

(e)	VHA will not conduct Verification Testing unless all test cases advised by VHA are completed with no critical or major issues identified.

3.5	Verification Testing and Acceptance

(a)	Subject to clause 3.4(e), within 5 days of receipt of the Test Report, VHA will begin Verification Testing of Your Payment System.

(b)	VHA will notify You if Your Payment System has successfully passed Verification Testing (Acceptance).

(c)	Subject to clause 3.6(a), You may cure any defects or make any other changes You believe necessary to ensure Your Payment System is acceptable to VHA and resubmit Your Payment System for further Verification Testing.

3.6	VHA’s option

(a)	If VHA has not Accepted Your Payment System by the Final Acceptance Date, Your Request for that Payment System will lapse.

(b)	Notwithstanding clause 3.6(a), VHA may at any time before or after the Final Acceptance Date (without limiting any other rights or remedies it may have under this Agreement or otherwise):

(i)	accept Your Payment System by notifying You of its Acceptance in writing; or

(ii)	grant You further time to cure any defects and resubmit Your Payment System for Testing by a new Final Acceptance Date specified by VHA.

(c)	VHA will not provide API Services to You for a Payment System until that Payment System has been Accepted.

3.7	Payment System Changes

(a)	If, following Acceptance, You wish to make a Change to Your Payment System, You must notify VHA’s Technical Contact (as set out in Schedule 3 or otherwise notified to You from time to time) at least 10 Business Days in advance of that proposed Change taking effect.

(b)	Upon receipt of such notice, the parties will discuss the timing and the scope of the Change in good faith to ensure that any Changes are necessary and that Customers are not adversely affected.

(c)	Notwithstanding clause 3.7(b), VHA may notify You in writing that it:

(i)	accepts the Change, in which case VHA will continue to provide You with the API Services following the date of the Change;

(ii)	rejects the Change and will be terminating this Agreement, in which case VHA will have no further obligation to You under this Agreement (including any obligation to provide You with the API Services) in respect of Your Payment System from the date of that Change and the provisions of clause 15.2(b) will apply;

(iii)	rejects the Change and requires You to stop proceeding with the Change, in which case You must not carry out the proposed Change; or

(iv)	requires You to participate in Testing of the proposed Change in accordance with clauses 3.2, 3.3, and 3.4, which may include You submitting a Test Report to VHA in respect of that Change.

(d)	You acknowledge that a failure by You to comply with this clause 3.7 will constitute a material breach of this Agreement for the purposes of clause 15.2(a).

4.	Request for Content

(a)	Subject to clause 3.2(a), You must submit a separate Request to VHA for Content that You will make available to Customers via Your Payment System.

(b)	You must not charge a Customer for Content until Your Request for Content has been approved by VHA.

5.	Customer Information

5.1	Use of the Encryption Key

(a)	Once Your Payment System has been Accepted by VHA following Testing in accordance with clause 3, VHA will provide You with an Encryption Key.

(b)	VHA will use the Encryption Key to encrypt the MSISDN of each Customer that accesses Your Payment System. When a Customer purchases Content, You must use the Encryption Key to send a message to VHA that identifies the Customer and instructs VHA to bill the Customer the correct amount for their purchase.

(c)	You must not transfer or share the Encryption Key with any third parties.

(d)	You must use the Encryption Key in accordance with any instructions given by VHA and solely for the purpose of performing Your obligations under this Agreement.

(e)	You acknowledge that a failure by You to comply with this clause 5.1 will constitute a material breach of this Agreement for the purposes of clause 15.2(a).

5.2	Use and disclosure of MSISDN and Party ID

(a)	Subject to clause 5.2(b), You may use (and, if You are an Aggregator, You may disclose to a Content Provider to enable the Content Provider to use) the MSISDN of each Customer only for the purposes of:

(i)	using the Subscriber Lookup Service (if applicable) to obtain particular information about a Customer for the purpose of billing that Customer for their purchase of Content; and

(ii)	providing that purchased Content to the Customer;

(iii)	where necessary, to meet Your legal and regulatory obligations; and

(iv)	to assist VHA with any audit conducted in accordance with clause 5.7.

(b)	You must not use (and, if You are an Aggregator, You must ensure that each Content Provider does not use) the MSISDN for any purpose other than as specified in clause 5.2(a), including (without limitation) to provide:

(i)	customer support; or

(ii)	marketing,

to Customers, either before or after that Customer purchases Content, unless You have (and/or, if You are an Aggregator, each relevant Content Provider has) obtained the Customer’s consent for such other purposes in accordance with all Laws, including any Privacy Laws. A Customer will not have given his or her consent to receive marketing from You (or, if You are an Aggregator, each relevant Content Provider) unless the Customer has given their express consent on the screen presented to the Customer.

(c)	You must not disclose (and, if You are an Aggregator, You must ensure that each Content Provider does not disclose) the MSISDN to any third parties (including, without limitation, for marketing purposes), other than in accordance with this Agreement,

(d)	You must comply (and if You are an Aggregator, You must ensure that each Content Provider complies) with all applicable Laws, including all Privacy Laws, in the handling of any Customer Information.

(e)	If VHA provides You or a Content Provider with a PartyID, You must use (and, if You are an Aggregator, You must ensure that each Content Provider uses) the PartyID in accordance with any VHA requirements or instructions and for the sole purpose of securing a MSISDN in any communication with a Device.

5.3	Use of Subscriber Lookup Service

(a)	Without prejudice to the provisions of clause 5.2, You must only use the Subscriber Lookup Service:

(i)	to bill a Customer through the API Services;

(ii)	to investigate a Customer’s capacity to be billed through the API Services; and

(iii)	in accordance with this Agreement.

(b)	You must not use the Subscriber Lookup Service other than as specified in clause 5.3(a).

5.4	Privacy

You must:

(a)	comply with:

(i)	the Privacy Laws as if You were bound by them to the same extent as VHA;

(ii)	any privacy statements regarding the Customer Information and any privacy policy issued by VHA from time to time; and

(iii)	any direction of VHA regarding how to comply with any such privacy statement or policy,

in respect of any Customer Information;

(b)	immediately provide VHA with the details of any complaint received by You regarding any Customer Information;

(c)	cooperate with VHA in:

(i)	the resolution of any complaint alleging a breach of the Privacy Laws or any privacy statements regarding the Customer Information and any privacy policy issued by VHA from time to time; and

(ii)	providing access to any record of Customer Information following a request from an individual;

(d)	take all necessary technical and organisational measures to prevent:

(i)	unauthorised or unlawful use or disclosure of; and

(ii)	accidental loss or destruction of, or damage to, the Customer Information;

(e)	allow VHA an opportunity, in accordance with the audit rights set out in clause 5.7 to review Your information handling practices to ensure You are complying with Your obligations under this Agreement;

(f)	notify VHA promptly in writing if there are any changes to Your information collection, handling or consent procedures;

(g)	take reasonable steps, when requested by VHA from time to time, to assist VHA comply with its obligations under the Privacy Laws and any privacy statements or policies issued by it;

(h)	at VHA’s request, consult with VHA about whether, and the terms on which, any Collection Statement Information is to be provided to the individuals whose Customer Information has been collected by You, and comply with VHA’s reasonable requests in relation to the provision of any such Collection Statement Information; and

(i)	only use or disclose the Customer Information for the purposes of, and in accordance with, this Agreement, unless disclosure is required by Law, in which case You must notify VHA of the obligation to disclose immediately (unless notifying the fact of a request for disclosure is prohibited by Law).

5.5	VHA collection of Customer Information

(a)	You authorise VHA, each Related Body Corporate of VHA and each of VHA’s service providers to collect, analyse and otherwise process Customer Information through or in connection with the API Services or the sale or provision of the relevant Content for the purposes of product, traffic and billing management (including any interconnection charges and payments), and for prevention and detection of fraud.

(b)	You will ensure that any Customers that access Your Payment System are aware of and consent to VHA’s rights under clause 5.5(a).

5.6	Records

(a)	You must provide VHA with records of each Customer’s consent obtained pursuant to clause 5.2(b) or 5.5(b) within 5 Business Days of receipt of a request from VHA.

(b)	You must provide copies of any Customer Information that has been or is being collected or processed by You within 10 Business Days of a written request from VHA, to enable VHA to monitor Your compliance with this Agreement and to meet any information subject access requests submitted to VHA by Customers.

5.7	Audit

(a)	At least once per year, and on not less than 7 days notice in writing, VHA has the right to, or to appoint one or more Auditors to audit and review Your records (including electronic records) for the purpose of verifying any usage calculations or other statistics, to the extent that they are relevant for calculating any payment under this Agreement. You must maintain these records during the Term and for at least 3 years after the expiry or termination of this Agreement. Such audit may include the inspection of documents, records, data and matters as the Auditor or VHA reasonably requests.

(b)	VHA may conduct an audit in accordance with clause 5.7(a) more than once in a year if VHA has reasonable grounds to suspect that You have committed a breach of Your obligations under this Agreement.

(c)	You must provide all reasonable assistance required by VHA or any Auditor in carrying out the audits and inspections referred to in this clause 4.

(d)	Unless otherwise specified in this Agreement, all Customer Information that is collected, processed or generated by You during the Term must, following termination of this Agreement, only be used for Customer support and, unless otherwise specified, for the purposes of any audit carried out by VHA under this clause 5.7 for a period of 3 years from the date of termination of this Agreement, after which it must be destroyed by You.

(e)	If an audit reveals a discrepancy in the amount of payments paid or received by VHA to VHA’s disadvantage, You must immediately repay the amount of such discrepancy plus interest (calculated daily from the date of VHA’s original payment of the incorrect amount until repayment at an interest rate equal to the “Reference Lending Rate” of Westpac Banking Corporation plus 2 percentage points) and must reimburse VHA for the costs of its audit.

(f)	This clause 5.7 survives for a period of 3 years after termination or expiry of this Agreement.

5.8	Encryption Key, MSISDN, Party ID, Subscriber Lookup Service and Privacy

(a)	You acknowledge that a failure by You (and, if You are an Aggregator, any failure by any Content Provider) to comply with clauses 5.1, 5.2, 5.2(a), and 5.4 will constitute a material breach by You of this Agreement for the purposes of clause 15.2(a).

6.	VHA Systems

6.1	Access to VHA Systems

Whenever You access or connect to the VHA Systems, including for the purposes of clauses 5.1, 5.2 and 5.2(a):

(a)	You must comply with any instructions or requirements notified to You by or on behalf of VHA from time to time.

(b)	You must not use Your access or connection to the VHA Systems to:

(i)	interfere with or disrupt the operations of the VHA Systems;

(ii)	circulate any unsolicited or unauthorised marketing material; or

(iii)	transmit computer worms or viruses, or send harassing, obscene, indecent or threatening electronic mail or messages, or forge electronic mail or messages or their source.

(c)	Subject to (d) below, VHA may, without liability to You, suspend or terminate Your or a Customer’s access or connection to the VHA Systems (including the API Services or the Network) at any time, including where VHA believes that You are not in compliance, or will not be in compliance, with the terms of this Agreement or where any licenses or any other permission necessary to supply the API Services to You under this Agreement are revoked.

(d)	VHA will take reasonable steps to provide You with notice and an opportunity to rectify any failure to comply with the terms of this Agreement, prior to suspending or terminating Your or a Customer’s access or connection under clause 6.1(c).

6.2	Security

You must:

(a)	implement and maintain appropriate security procedures to prevent damage to the VHA Systems, including any security procedures notified in writing by VHA to You from time to time; and

(b)	keep in place and perform processes for the detection and prevention of fraud that comply with good industry standards (which give You the ability to suspend and prevent third parties from accessing or using the VHA Systems fraudulently) and implement and comply with any policies of VHA from time to time which address fraudulent or unlawful use of the VHA Systems.

7.	Your Obligations

7.1	General

(a)	You must provide an interface to the VHA Systems in order to enable VHA to provide You with the API Services.

(b)	You must comply with the Service Levels.

(c)	Subject to clause 2.2, You must comply at all times with the:

(i)	API Service Requirements: and

(ii)	API Documents;

which may be amended by VHA from time to time in accordance with clause 2.2.

7.2	Your conduct

You must:

(a)	(care and skill) exercise all reasonable care and skill in the performance of Your obligations under this Agreement;

(b)	(no representation or warranty) not make any representation or warranty in relation to the API Services, API Documentation or this Agreement without VHA’s prior written approval; and

(c)	(misleading or deceptive conduct) not engage in any misleading or deceptive conduct in relation to the API Services or this Agreement.

7.3	Regulatory compliance

You must:

(a)	(licences, permits and approvals) obtain all licences, permits and approvals necessary or advisable for the provision of Your Payment System, the Content and for the performance of Your obligations under this Agreement;

(b)	(directions) comply with all lawful and reasonable directions issued by VHA that are necessary to assist VHA in complying with its obligations under any Law;

(c)	(requests for information etc) comply and assist VHA to comply, with all requests for information, directions, orders, subpoenas, and/or warrants issued to You or VHA by any Governmental Agency, or any other request for information that is otherwise authorised or required by Law; and

(d)	(Laws) comply with all Laws applicable to Your business and to the performance of Your obligations under this Agreement, including, without limitation, any Privacy Laws.

8.	VHA’s Obligations

8.1	Provision of billing services

Subject to Your compliance with clause 7, VHA grants to You during the Term the right to use the API Services for the duration of this Agreement.

8.2	The Network

(a)	VHA will not be liable for any failure to provide Network access for You or a Customer to any API Services whether this arises from a planned outage or a technical or other failure in the Network, interconnected mobile networks, interconnected fixed networks or for any other reason.

(b)	VHA does not warrant that the Network or the API Services will be free from interruptions or faults. You acknowledge and agree that provision of the API Services may depend on factors beyond VHA’s control including factors (technical or otherwise) affecting the operation of the Network and VHA is not obliged to provide the API Services where such factors prevent it.

(c)	VHA reserves the right from time to time to improve or alter the Network or the API Services as it deems appropriate, in its sole and absolute discretion.

(d)	VHA reserves the right to suspend the operation of the Network or the API Services, including for any remedial or preventative maintenance or improvement, provided that VHA must use reasonable endeavours to minimise the suspension.

8.3	Regulatory compliance

(a)	If VHA is requested to do so by a relevant Governmental Agency, VHA may withhold any sums due to You under this Agreement and may take such steps as are required by such Governmental Agency. For the avoidance of doubt, this may mean VHA taking steps to enforce any Laws, including barring Your access to the Network or the API Services.

(b)	In the event that VHA is required by any Governmental Agency to take steps against You, including the barring of access, VHA will notify You (where lawful) of such requirement and will be entitled to fully comply with such instructions unless and until instructed otherwise by such Governmental Agency, and You will not be entitled to any form of compensation, damages or any other remedy from VHA in respect of any period of restricted or suspended service or any loss of revenue that it or You may suffer.

9.	Financial provisions

9.1	Fees and payment terms

The fee and payment terms are set out in Schedule 2.

9.2	Billing disputes

(a)	All billing disputes with a Customer will be resolved by You with the Customer in accordance with the billing dispute resolution process set out in the VHA API Service Handbook.

(b)	Notwithstanding clause 9.2(a), if VHA determines that You have made an error and refunds the amount charged to, and collected from, a Customer for Content purchased, then

(i)	if that amount has not been paid to You, VHA will have no liability to You for the amount refunded; or

(ii)	if that amount has been paid to You, VHA may request from You the cost of such refund and any other reasonable costs incurred by VHA in investigating the circumstances surrounding that refund and otherwise associated with providing that refund.

9.3	Payments on termination

(a)	Upon expiration or termination of this Agreement, each party must pay to the other any amounts due to the other party under this Agreement and which remain unpaid.

(b)	This clause 9.3 does not limit any other remedies or rights available to a party under this Agreement or otherwise.

9.4	Amounts withheld

(i)	VHA will pay You the amounts owed to You under Schedule 2 of this Agreement.

(ii)	In the event that a withholding tax or deduction is required by any applicable law to be made by VHA on Your behalf, VHA will pay You net of the required withholding or deduction to You.

(iii)	Amounts calculated in accordance with the provisions of Schedule 2 are:

(A)	in Australian dollars;

(B)	inclusive of all taxes, duties, levies or other imposts, but exclusive of the goods and services tax imposed by the Commonwealth of Australia. All payments by VHA must be made without deduction or withholding (including set off, counterclaim, duty, tax or charge) unless VHA is prohibited by law from doing so, in which case VHA will:

(1)	pay to the relevant authority, within the period for payment permitted by law, the full amount of the deduction or withholding;

(2)	give You an official receipt from the authority for the amount paid from 1 July to 30 June standard Australian financial year within forty five (45) days of Your written request made after 31 October or after the lodgement of VHA’s annual withholding tax report with the tax authority; and

(3)	not be obliged to pay any additional amount as a result of the deduction or withholding having been made.

(C)	If VHA, in good faith, pays You without set-off, counterclaim, or withholding or deduction and a subsequent audit identifies that a withholding or deduction should have been made from You, You shall be liable to pay this withholding or deduction to the relevant authority together with any interest and penalties due thereon.

(iv)	If VHA is required to withhold all or part of any payment to You and pay such amounts for, or on behalf of You, VHA will not be subject to any provisions “grossing-up” the payments.

10.	Goods and Services Tax

10.1	GST

(a)	In this clause 10:

(i)	GST Act means the A New Tax System (Goods and Services Tax) Act 1999;

(ii)	GST Law has the same meaning as in the GST Act and the GST regulations;

(iii)	words used which have a defined meaning in the GST Law have the same meaning as in the GST Law unless the context indicates otherwise.

(b)	Unless expressly indicated, the consideration for any supply under or in connection with this Agreement is exclusive of any GST.

(c)	To the extent that any supply made under or in connection with this Agreement is a taxable supply, the recipient must pay, in addition to the consideration to be provided under this Agreement for that supply (unless it expressly includes GST) an amount equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply. The additional consideration is payable at the same time and in the same manner as the consideration to which it relates. This clause 10.1(c) does not apply to any deemed supply by You to VHA under clause 10.2.

(d)	Where an adjustment event arises under or in connection with this Agreement the supplier must issue to the recipient an adjustment note in accordance with the GST Law within 14 days of becoming aware of the need to make the adjustment.

(e)	If either party is entitled under this Agreement to be reimbursed or indemnified by the other party for a cost or expense incurred in connection with this Agreement, the reimbursement or indemnity payment must not include any GST component of the cost or expense for which an input tax credit may be claimed by the party being reimbursed or indemnified.

10.2	Agreement under Division 153-B of the GST Act

(a)	The parties acknowledge that for the purposes of the GST law:

(i)	VHA will facilitate the supply of Content by You to Customers, by providing You with the API Services;

(ii)	VHA will be treated as making the supplies of Content to the Customers; and

(iii)	You will be treated as making corresponding supplies to VHA.

(b)	In the case of supplies to Customers:

(i)	VHA will issue to the Customers, in VHA’s own name, all the tax invoices and adjustment notes relating to those supplies; and

(ii)	You will not issue to the Customers any tax invoices or adjustment notes relating to those supplies.

(c)	You will issue to VHA all the tax invoices and adjustment notes relating to the deemed supply of the Content to VHA. Each tax invoice must be issued 30 days prior to the time of payment or at such other time as the parties agree.

(d)	You warrant that You will be registered throughout the Tenn.

(e)	The parties acknowledge that this arrangement in this clause 10.2 ceases to have effect if either You or VHA cease to be registered. Any party which ceases to be registered will immediately notify the other party.

11.	Intellectual Property Rights

11.1	Ownership

(a)	VHA retains all Intellectual Property Rights in and to the documents, materials and other components comprised in the API Services and any updates it may make available to You under this Agreement.

(b)	You agree to cooperate with VHA to maintain VHA’s ownership of those Intellectual Property Rights comprised in the API Services, and, to the extent that You become aware of any claims relating to those Intellectual Property Rights, You agree to use reasonable efforts to promptly provide notice of any such claims to VHA.

(c)	This Agreement does not give VHA any ownership interest in Your Payment System or Content provided through Your Payment System.

11.2	Payment System Licence

You grant VHA a non-exclusive, royalty-free, perpetual licence to use, reproduce, copy, distribute, display and transmit any Intellectual Property Rights in connection with Your Payment System or Payment Screen. The Intellectual Property Rights granted by You under this Agreement are solely for the purposes of enabling VHA to fulfil its obligations under this Agreement, including for the purposes of conducting Testing.

11.3	Marketing and Advertising

(a)	You grant VHA a royalty-free licence during the Term within Australia to use, reproduce, copy, distribute, display and transmit Your name, logo or trade marks in the course of providing You with the API Services and for the purposes of directing Customers to Your Payment System or Content (including on a handset menus or through a link from the Portal) or referring in promotional and customer materials to the fact that Your Payment System or Content is available for access on the Network.

(b)	Unless otherwise agreed between the parties. You acknowledge that VHA is under no obligation to direct Customers to Your Payment System or Content, make known that Your Payment System or Content is available for access on the Network or promote Your Payment System or Content in any way.

(c)	Subject to paragraph (a) above, nothing in this Agreement entitles either party to use the other party’s name, logo, or trade marks in any way or any context without the prior written consent of the other.

11.4	No payment for licence of Intellectual Property Rights

Both parties acknowledge and agree that the use of either party’s Intellectual Property Rights under this Agreement is only incidental to the provision of the API Services and that neither party is required to make any payment to the other for any use of those Intellectual Property Rights. For the avoidance of doubt, no part of the payment calculated at Schedule 2 of this Agreement is attributed to the granting of Intellectual Property Rights under this Agreement.

12.	Promoting Content on the Portal

12.1	Where initiated by VHA

(a)	From time to time, VHA may provide a link to, or promote, Your Content on one or more Portals (Linked Content).

12.2	Where initiated by You

(a)	Notwithstanding clause 12.1(a), You may separately request that VHA place a link on a Portal (or that VHA takes part in any other reasonable marketing or promotional activity for Your Content).

(b)	For each such request by You, VHA reserves the right to negotiate the terms and conditions with You and charge You an additional advertising fee. VHA may also require You to enter into a separate contract to record the terms and conditions of that agreement and any additional fees payable.

13.	Warranties

13.1	Warranties

You warrant that:

(a)	You are duly incorporated under the jurisdiction of Your incorporation, with all requisite corporate power and authority to own, lease and operate Your assets and to carry on Your business as currently owned, leased, operated and conducted;

(b)	all information provided by You to VHA is current, complete and accurate and not misleading in any way;

(c)	You have authority to grant the rights granted to VHA under this Agreement, including the rights under clause 11;

(d)	all services to be supplied by You under this Agreement will be performed in a timely and professional manner by personnel who are suitably qualified and experienced to perform the services;

(e)	neither the provision by You of Content, nor the use, exploitation, disclosure, publication, transmission, communication, adaptation or reproduction of Content by VHA, will infringe any Intellectual Property Rights or other rights of any person, or give rise to a right entitling any person to make a Claim against VHA, whether for the payment of compensation, royalties or otherwise; and

(f)	neither Your Payment System or Content will include any material that is defamatory, misleading or deceptive, or that amounts to an invasion of privacy of any third party.

13.2	Payment System warranties

You warrant that Your Payment System and all Content available through Your Payment System complies with the API Service Requirements and the VHA API Service Handbook.

13.3	Breach of warranty

In the event that You breach a warranty in this clause 13, You must, without prejudice to any other rights VHA may have as a result of the breach of the warranty, immediately take all action necessary, at VHA’s request and at Your sole expense, in order to ensure that Your Payment System and all Content available through Your Payment System complies with the warranty.

13.4	Survival

The warranties in this clause 13 survive termination of this Agreement for any reason.

14.	Indemnity

14.1	Your indemnity

You indemnify VHA against any Loss arising out of or otherwise in connection with:

(a)	a breach by You of any warranty in this Agreement;

(b)	a breach by You of clause 4 (Customer Information);

(c)	a breach by You of clause 16 (Confidentiality);

(d)	a breach by You of clause 7.2 (Your conduct) and 7.3 (Regulatory compliance);

(e)	any Claim by a Customer in connection with the Customer’s use of Your Payment System or the Content;

(f)	any Claim by a Customer in connection with Your (and, if You are an Aggregator, each Content Provider’s) acts or omissions in relation to Customer Information, including (without limitation) the collection, use and disclosure of that Customer Information;

(g)	where You are an Aggregator, any Claim by a Content Provider in connection with Your Payment System or the Content;

(h)	any negligence, fraud (including any fraudulent misrepresentation), unlawful act or omission or wilful misconduct of You or any of Your employees, contractors or agents); or

(i)	any action or Claim by a person alleging that VHA’s use, exploitation or Your provision of Your Payment System or any Content infringes any Intellectual Property Rights or other rights (including moral rights) of any person or which gives rise to a right entitling any third person to make a Claim against VHA, whether for the payment of compensation, royalties or otherwise.

14.2	VHA liability

(a)	To the extent permitted by law,

(i)	VHA excludes all representations, warranties, terms and conditions, whether express or implied (including by statute or otherwise), except as expressly set out in this Agreement; and

(ii)	VHA’s aggregate liability to You or to any third party for Loss arising out of or in connection with this Agreement, will not exceed the amount paid to You in the 12 months preceding the date on which the first Claim arose.

(b)	Provisions of the Trade Practices Act 1974 (Cth) and other statutes in some cases either cannot be excluded, restricted or modified or can only be restricted or modified to a limited extent. If any of those provisions apply, then to the extent permitted by law, the liability of VHA to You under those provisions is limited, at VHA’s option, as set out below:

(i)	if the breach relates to goods:

(A)	repairing or replacing those goods; or

(B)	paying the cost of having those goods repaired or replaced; and

(ii)	if the breach relates to services:

(A)	resupplying those or equivalent services; or

(B)	paying the cost of having those services resupplied.

(c)	Unless otherwise stated in this Agreement, You are solely responsible for all Losses incurred by You for any activities You undertake in connection with the API Services, Your Payment System or Content available through Your Payment System and Your related development efforts (if any).

14.3	Exclusion

(a)	Nothing in this Agreement shall be construed to limit or exclude any party’s liability for:

(i)	death or personal injury caused by such party or its employees or contractors;

(ii)	fraud;

(iii)	a failure to comply with any Law; or

(iv)	any Claim under an indemnity in this Agreement.

(b)	Subject to paragraph (a) above, except where to do so would contravene any statute or cause any part of this Agreement to be void or unenforceable, each party excludes liability for any and all Consequential Loss.

15.	Suspension and Termination

15.1	Suspension by VHA

(a)	VHA will have the right, upon written notice to You, to immediately discontinue or suspend the delivery of the affected API Services (without liability), in part or in whole, in the event that:

(i)	You have violated any Law related to this Agreement or the API Services;

(ii)	You have engaged, or propose to engage, in conduct that has caused or may cause (in VHA’s reasonable opinion) damage to the Network, the API Services, or any other System or facility of VHA, or the reputation of VHA (or its Related Bodies Corporate);

(iii)	VHA receives any direction, notification or instruction from any Governmental Agency to suspend or terminate the provision of API Services to You; or

(iv)	You have committed a material breach of this Agreement which is incapable of being remedied or, if the breach is capable of being remedied, You have failed to remedy the breach within 10 days after being required in writing to do so.

(b)	Subject to (c) below, VHA may resume the suspended API Services at any time.

(c)	Where the API Services are suspended for a period of 30 days or more, VHA may, in its sole and absolute discretion, either

(i)	resume the suspended API Services;

(ii)	raise the suspended API Services as a dispute under clause 17 of this Agreement; or

(iii)	terminate the affected API Services in accordance with VHA’s rights under clause 15.

15.2	Termination by either party

(a)	Either party may terminate this Agreement immediately by notice to the other party if the other party:

(i)	(material breach) commits a material breach of this Agreement which is incapable of being remedied or, if the breach is capable of being remedied, the other party fails to remedy the breach within 10 days after being required in writing to do so; or

(ii)	(insolvency) suffers an Insolvency Event.

(b)	VHA may at any time terminate this Agreement in part or in whole for convenience, effective 30 days after providing You with written notice of its intention to terminate.

(c)	You may, after the Initial Term, terminate this Agreement in part or in whole for convenience, effective 30 days after providing VHA with written notice of Your intention to terminate.

15.3	Termination by VHA

VHA may terminate this Agreement in part or in whole immediately by providing written notice to You if:

(a)	(change of control) You undergo a Change of Control or sell or transfer a substantial part of Your business; or

(b)	(breach of warranties) You breach any of the warranties under clause 13 or as otherwise contained in this Agreement and that breach:

(i)	is not capable of being cured; or

(ii)	is capable of being cured but You fail to cure the breach within 7 days after receipt of written notice from VHA.

15.4	Notice of events of default

You must immediately notify VHA in writing if any of the termination events in clause 15.1 and 15.3 occur.

15.5	Termination for Change

VHA may terminate this Agreement, effective on the Change Notice Date, if You fail to accept the update or change as described in clause 2.2.

15.6	Consequences of termination

(a)	You acknowledge that once any Content has been installed on a Device, VHA will not be able to remove or prevent the forwarding of the Content from the Device. VHA will not be obliged to remove the Content from any Device and Customers may continue to be licensed to use the Content already provided to them irrespective of any termination or expiry of this Agreement.

(b)	On termination of this Agreement, each party must either:

(i)	immediately return or deliver to the other all Confidential Information of the other in its possession or under its control; or

(ii)	at the direction of either You or VHA (as applicable), destroy such documentation or other material and certify that the destruction has taken place.

(c)	If either You or VHA propose to terminate this Agreement then You must comply with any VHA request that You continue to provide the Linked Content to those Customers who have purchased Linked Content for a period of up to 60 days from the date of termination of this Agreement.

15.7	Clauses surviving termination

Termination of this Agreement does not affect any accrued rights or remedies of either party. Clauses 13, 14, 16, 17, 18, 19 and 21 survive termination of this Agreement for any reason.

16.	Confidentiality

16.1	Confidentiality

Subject to clause 16.2, a party must not disclose, or use for a purpose other than contemplated by this Agreement, the existence of and terms of this Agreement or any information or documents supplied by the other party in connection with this Agreement (Confidential Information).

16.2	Permitted disclosure

A party may disclose any Confidential Information:

(a)	which is in, or has become part of, the public domain other than as a result of a breach of the obligations of confidentiality under this Agreement;

(b)	if required under any law or any administrative guideline, directive, request or policy whether or not having the force of law;

(c)	to its legal advisers, its insurers and its consultants; or

(d)	with the prior written consent of the other party to this Agreement.

16.3	Publicity

Subject to clause 11.3, all proposed media releases and public announcements by You relating to this Agreement or the subject matter of this Agreement, must be co-ordinated with, and must not be made unless approved by VHA in writing before the release.

17.	Dispute Resolution

17.1	Negotiation

If there is a dispute or difference (Dispute) between the parties arising out of or in connection with this Agreement, then within 5 Business Days of a party notifying the other party in writing of the Dispute, a senior representative from each party must meet and use all reasonable endeavours acting in good faith to resolve the Dispute by joint discussions.

17.2	Mediation

(a)	If the Dispute is not settled within 5 Business Days of notification under clause 17.1, the parties will, if mutually agreed, submit the Dispute to mediation administered by the Australian Commercial Disputes Centre Limited.

(b)	The mediator will be an independent person agreed between the parties.

(c)	Any mediation meetings and proceedings under this clause must be held in Sydney.

17.3	Court proceedings and other relief

A party may not start court proceedings in relation to a Dispute until it has exhausted the procedures in this clause 17, unless the party seeks injunctive or other interlocutory relief.

18.	Relationship

(a)	Except as expressly provided in this Agreement, this Agreement does not constitute and the parties do not intend to constitute a partnership, a joint venture, lessor and lessee, or employer and employee.

(b)	Except to the extent that You are expressly authorised to do so under this Agreement, You must not:

(i)	make any representation or warranty or otherwise incur any liability on behalf of VHA;

(ii)	misrepresent Your relationship with VHA, including by representing that You are VHA or a subsidiary, division, partner or joint venturer of VHA or that You are VHA’s agent; or

(iii)	purport to admit liability on behalf of VHA to any third party.

(c)	This Agreement does not have the effect of making any of Your employees an employee of VHA. You are, and must ensure that Your permitted sub-contractors will be, responsible for all liability whatever, whether arising at common law or by virtue of any statute, relating to worker’s compensation or employer’s liability in respect of Your employees.

19.	Insurance

(a)	Unless otherwise agreed in writing with VHA, You must maintain in force at Your own cost such insurance policies as are appropriate and adequate having regard to Your obligations and liabilities under this Agreement, including the following insurances (Insurance Policies) which must be maintained for the Term and for a further 5 years after the Term:

(i)	professional indemnity insurance on claims made basis with minimum insuring limits of $2 million per occurrence;

(ii)	public liability insurance (including contractual liability, product liability and cross liability coverage) on an occurrence basis with minimum insuring limits of $2 million for each occurrence.

(b)	You must:

(i)	on the request of VHA, provide VHA with a Certificate of Insurance verifying placement and maintenance of all Insurance Policies (including receipts for payment of the current premiums);

(ii)	promptly notify VHA of any claims made under any of the Insurance Policies which materially reduce the amount of coverage available under those policies; and

(iii)	bear the cost of all excesses and any incidental expenses incurred in relation to any claims arising under the Insurance Policies.

(c)	The provision of the Insurance Policies by You will not relieve You from any of Your obligations, liabilities or responsibilities under this Agreement.

20.	Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a)	must be in writing and signed by a person duly authorised by the sender;

(b)	must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

(i)	to VHA:	Address: Level 7, 40 Mount St,
North Sydney NSW 2060

Attention: The General Counsel

Fax No: 02 8904 0457

(ii)	to You:	Address: Level 2, 221 Miller St,
North Sydney NSW 2060

Attention: The Chief Operating Officer

Fax No: 02 9925 8000; and

(c)	will be conclusively taken to be duly given or made:

(i)	in the case of delivery in person, when delivered;

(ii)	in the case of delivery by post, 2 Business Days after the date of posting (if posted to an address in the same country) or 7 Business Days after the date of posting (if posted to an address in another country); and

(iii)	in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day that is not a business day in the place to which the Notice is sent or is later than 4pm (local time) it will be conclusively taken to have been duly given or made at the commencement of business on the next business day in that place.

21.	Pre-existing API Agreement

21.1	Termination of Pre-existing API Agreement

(a)	This clause 21 applies where You have an effective agreement on similar terms to this API Services agreement with VHA or a Related Body Corporate of VHA immediately prior to entering into this Agreement (Pre-existing API Agreement).

(b)	Subject to clause 21.2, any Pre-existing API Agreement will immediately terminate and will be of no force and effect upon the Effective Date.

21.2	No release

The parties remain liable for:

(a)	any obligations that were due to be performed prior to the Effective Date in respect of any Pre-existing API Agreement;

(b)	any rights to damages for breaches occurring prior to the Effective Date in respect of any Pre-existing API Agreement; and

(c)	any obligations which survive the termination of any Pre-existing API Agreement.

22.	General

22.1	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings between the parties in connection with it.

22.2	Assignment and Sub-contracting

(a)	You must not, without VHA’s prior written consent, sub-contract, assign or contract out any of its rights and obligations under this Agreement.

(b)	Any permitted sub-contracting, assignment or contracting out by You will not relieve You of Your obligations to VHA under this Agreement and You will be fully responsible to VHA for the acts or omissions of its sub-contractors, contractors, assigns and all their employees.

(c)	VHA may assign or transfer the benefit of Your warranties, indemnities and other obligations to any person (including VHA’s assignees and successors). At the request of VHA, You must execute all documents necessary to give effect to such assignment or transfer (including a novation agreement).

22.3	Amendment

Subject to clause 2.2, no amendment or variation of this Agreement is valid or binding on a party unless made in writing and executed by all parties.

22.4	No Waiver

No failure to exercise nor any delay in exercising any right, power or remedy by a party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

22.5	Further Assurances

Each party agrees to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.

22.6	Costs and Stamp Duty

Each party will bear its own costs arising out of the negotiation, preparation and execution of this Agreement. All stamp duty (including fines, penalties and interest) that may be payable on or in connection with this Agreement and any instrument executed under this Agreement shall be borne equally by the parties.

22.7	Governing Law and Jurisdiction

This Agreement is governed by the laws of the State of New South Wales. In relation to it and related non-contractual matters each party irrevocably submits to the non-exclusive jurisdiction of courts with jurisdiction there.

22.8	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

22.9	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforcement of that provision in any other jurisdiction.

22.10	Inconsistency with any other document

In the event of any inconsistency between the terms and conditions of this Agreement and any other document, the terms and conditions of this Agreement will prevail to the extent of that inconsistency.

23.	Definitions and interpretation

23.1	Definitions

The following definitions apply unless the context requires otherwise.

Acceptance means the acceptance in writing by VHA of Your Payment System or Content in accordance with clauses 3.5 or 3.6 (as applicable). Accepted has a corresponding meaning.

Aggregator means a person who requests a Payment System or Content on behalf of one or more Content Providers.

API Documents means any communications manual, operations manual, policy manual, compliance manual or any other manuals, instructions, directions, codes of conduct, guides/guidelines, instructions or policies concerning the API Services that are from time to time made available to You by VHA (either online or via hardcopy) and any amendments to those API Documents made in accordance with clause 2.2. The API Documents include, but are not limited to,

(a)	the VHA API Service Handbook, which includes the User Experience Guidelines and VHA Acceptable Content Policy; and

(b)	the Vodafone Code of Ethical Purchasing.

API Service Requirements means the Content Requirements and the Operational Requirements and, from the date of Acceptance, the Service Levels applicable to a Payment System.

API (or Application Programming Interface) Services means the package of Services provided by VHA to You under this Agreement and includes

•	the Event Billing Service;

•	the Subscriber Look-Up Service;

•	providing You with an Encryption Key; and

•	providing You with access to the VHA Payment Gateway.

Business Day means a weekday on which banks are open in Sydney.

Change means any change to or in connection with the Payment System, including to the performance, functionality or Content available via the Payment System, that adversely affects, or is likely to adversely affect, a Customer’s experience of the Payment System or would otherwise cause You or the Payment System to not comply with the API Service Requirements. In the case of Linked Content a Change includes a change to the Payment System that has, or is likely to have, an adverse impact on VHA’s business reputation or the reputation of any Related Body Corporate of VHA.

Change Notice means the notice provided to You by VHA in accordance with clause 2.2(a).

Change of Control means that any person, either alone or together with any associate (as defined in the Corporations Act) acquires a relevant interest (as defined in the Corporations Act) in more than 50% of the issued voting shares (as defined in the Corporations Act) in the other party.

Claim means, in relation to a party, a demand, claim, action or proceeding threatened, made or brought by or against the party, however arising and whether present, unascertained, immediate, future or contingent.

Codes of Practice means any voluntary and mandatory codes of practice, guidelines, rules of procedure, or standards relating to communications services, the API Services, the Payment System, Content, the internet or the provision of financial services.

Collection Statement Information is any information provided by You for the purposes of NPP1 (or its equivalent under any other Privacy Law) to an individual whose Customer Information has been collected by You.

Confidential Information is defined in clause 16.1.

Consequential Loss means loss or damage occasioned as a result of loss of income, profits, revenue or business; loss or denial of business opportunity; loss of anticipated savings; or payment of liquidated sums or damages under any other Agreement, but does not include loss of or damage occasioned as a result of damage to goodwill or business reputation.

Content means the content or products sold using Your Payment System to a Customer in accordance with the API Documents. Content can also be pre-loaded onto a Device or downloaded as an application.

Content Provider means a person who develops Content to be made available through a Payment System that is connected to the API Services described in this Agreement.

Content Requirements means the requirements set out in section 1.1 of Schedule 1.

Corporations Act means the Corporations Act 2001 (Cth).

Customer means any person who, by means of clicking through the Payment System, accesses Content via the Network from their Device.

Customer Information means any information or opinion about a Customer (whether or not true), including ‘personal information’ as defined in the Privacy Act 1988 (Cth) and the MSISDN and Party ID of a Customer.

Device means a mobile handset, tablet, PC, laptop, television or any similar device containing a VHA SIM card that enables access to the Network.

Effective Date means the date after which both parties have signed this Agreement.

Encryption Key means the encryption key for decrypting the MSISDN of a Customer sent from VHA to You over the internet and encrypting billing requests from You to VHA.

Event Billing Service means the service provided by VHA to You, which allows You to charge Customers for purchasing Content through the Payment Screen in accordance with the API Service Requirements.

Final Acceptance Date means the date 90 days from the date of a notice from VHA under clause 3.2(b) or any other date agreed as such in writing between the parties.

Governmental Agency means a government or a governmental, semi-governmental or judicial entity or authority, including a self-regulatory organisation established under statute or a stock exchange. It also includes any law enforcement agency, the Australian Communications and Media Authority, the Telecommunications Industry Ombudsman, Privacy Commissioner and the Australian Competition & Consumer Commission, and any equivalent bodies in the future.

Insolvency Event means having a controller, receiver, manager, administrator, provisional liquidator or liquidator appointed, or that a party is unable to pay its debts when they fall due.

Insurance Policies is defined in clause 19(a).

Intellectual Property Rights means:

(a)	all rights conferred by statue, common law or in equity and subsisting anywhere in the world in relation to:

(i)	registered and unregistered copyright;

(ii)	inventions (including patents, innovation patents and utility models);

(iii)	confidential information, trade secrets, technical data and Know-how;

(iv)	registered and unregistered designs;

(v)	registered and unregistered Trade Marks; and

(vi)	circuit layout designs, topography rights and rights in databases, whether or not any of these is registered, registrable or patentable;

(b)	any other rights resulting from intellectual activity in the industrial, commercial, scientific, literary or artistic fields which subsist or may hereafter subsist;

(c)	any right to grant the use of any of the above;

(d)	any applications and the right to apply for registration of any of the above,

but excluding moral rights, and similar personal rights, which by law are non-assignable.

Know-how means information, know-how and techniques (whether or not confidential and in whatever form held) including:

(a)	formulae, discoveries, design specifications, drawings, data, manuals and instructions;

(b)	customer lists, sales marketing and promotional information;

(c)	business plans and forecasts; and

(d)	technical or other expertise.

Law means all laws including rules of common law, principles of equity, statutes, regulations, proclamations, ordinances, by laws, rules, regulatory principles and requirements, Codes of Practice, writs, orders, injunctions and judgments.

Linked Content means Content promoted by VHA including where VHA provides a link to the Content on a Portal or pre-installs the Content on a Device.

Loss means all liabilities, losses, damages, expenses and costs (including legal costs on a full indemnity basis and whether incurred or awarded), legal or otherwise (including fees and disbursements reasonably incurred) of any kind and nature whether arising in contract or tort (including negligence) or under any statute and Losses has a corresponding meaning.

MSISDN means ‘Mobile Subscriber Integrated Services Digital Network’ and refers to the mobile number of the Customer.

Network means the public telecommunications networks from time to time owned or operated by, for or on behalf of VHA (including the “3” network and the Vodafone network) or any of its Related Bodies Corporate.

NPP means a National Privacy Principle under the Privacy Act 1988 (Cth).

Operational Requirements means the requirements set out in section 1.2 of Schedule 1.

Party ID means the unique identifier number allocated by VHA to each Customer during a billing session to enable You to identify a Customer.

Payment System means the functionality developed by You and connected to the VHA Payment Gateway that enables a Customer to purchase Content. A reference to “Payment System” in this Agreement includes each Payment Screen associated with that Payment System. Your Payment System must have an Accepted connection to the VHA Payment Gateway to allow You to charge customers for purchasing Content.

Payment System Testing has the meaning set out in clause 3.3.

Payment Screen means the mobile web page or pages presented to a Customer by You that conforms to the API Service Requirements and which sets out the terms and conditions (including price) for the provision of Content and on which the Customer will confirm whether they wish to purchase Content.

Portal means the VHA website made available to the public and updated by VHA from time to time on which VHA may promote Content

Postpaid Content means Content that is sold to a Postpaid Customer.

Postpaid Customer means a customer who is a postpaid customer as identified by VHA through the API Services.

Pre-existing API Agreement is defined in clause 21.1(a).

Prepaid Content means Content that is sold to a Prepaid Customer.

Prepaid Customer means a customer who is a prepaid customer as identified through the API Services.

Privacy Law means:

(a)	the Privacy Act 1988 (Cth);

(b)	the Spam Act 2003 (Cth);

(c)	Part 13 of the Telecommunications Act 1997 (Cth);

(d)	any legislation from time to time in force in any:

(i)	Australian jurisdiction (which includes the Commonwealth of Australia and any State or Territory of Australia); or

(ii)	non Australian jurisdiction (to the extent that You or VHA is subject to the laws of that jurisdiction),

affecting privacy, personal information or the collection, handling, storage, processing, use or disclosure of data; and

(e)	any ancillary rules, guidelines, orders, directions, directives, codes of conduct or other instruments made or issued, as varied from time to time.

Related Body Corporate has the meaning set out in the Corporations Act.

Request means a form made available by VHA to You (either online or via hardcopy) that is completed by You for Your Payment System or Content that You intend to connect to the API Services and that You will make available to VHA for Testing.

Service Levels means the service levels set out in Schedule 3.

Service Level Credits means those credits set out in section 1.3 of Schedule 3.

Subscriber Look-Up Service means the service provided by VHA to You which allows You to perform a look-up call on Customer profile information, including a Customer’s MSISDN, Party ID (unique ID for MSISDN), Postpaid / Prepaid Account Type and Technology (2.5 v 3G).

Term means the period commencing on the Effective Date and ending on the date that this Agreement is terminated.

Test SIM means a subscriber identity module card owned by VHA and used to conduct Testing on a Device.

Testing means Payment System. Content and Verification Testing (as applicable).

Test Report means the report provided by You to VHA which sets out the results of Testing.

Trade Mark has the meaning given to trade mark in the Trade Marks Act 1995 (Cth).

User Experience Guidelines is the document serving as a guideline for the Event Billing Service made available to You by VHA either in hardcopy or online, as updated from time to time.

Verification Testing means testing of Your Payment System or content (as applicable) by VHA for the purposes of verifying the results generated by You in the process of Testing.

VHA API Service Handbook means the handbook prepared by VHA and made available to You either in hardcopy or online, as updated from time to time.

VHA Payment Gateway means the infrastructure within VHA’s network that facilitates Your access to the Subscriber Look-Up Service and the Event Billing Service.

VHA Systems means those facilities, systems, networks, equipment or premises (including the VHA Payment Gateway) owned or controlled by VHA which are accessed by You in accordance with this Agreement.

23.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise:

(a)	The singular includes the plural and conversely.

(b)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c)	A reference to a clause or schedule is a reference to a clause of, or a schedule to, this Agreement.

(d)	A reference to an agreement or document (including a reference to this Agreement or its schedules) is to the agreement or document (or schedule) as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(e)	A reference to a party to this Agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(f)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(g)	A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.

(h)	A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

(i)	A reference to $ is to Australian currency.

(j)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

Schedule 1

API Service Requirements

1.1	Content Requirements

(a)	You must ensure, at no cost to VHA, that:

(i)	all Content available through Your Payment System complies with any applicable content regulation that is or becomes effective during the Term, including the provision of content monitoring or moderation where required by Law;

(ii)	all Content available through Your Payment System complies with the VHA Acceptable Content Policy;

(iii)	no Content that would fall into the X or RC classification is made available on or through Your Payment System

(iv)	Content that would fall within the MA 15+ or R classification is made known to VHA as soon as reasonably practicable, and is not made available unless VHA has approved or put in place an age restriction and verification process in relation to Your Payment System providing that Content; and

(v)	any authorised assessor uses the Classification Board’s Classification Guidelines in making any assessment, and the authorised assessor must comply with any applicable regulation in assessing the Content available through Your Payment System and maintaining records of the assessments made.

(b)	You must comply with any take down notice issued under any Law. You must take down access to Your Payment System or any Content the subject of a take down notice, within 2 hours following:

(i)	Your receipt of a notice from regulators; or

(ii)	notification to You of VHA’s receipt of a notice from regulators,

as applicable. You must also comply with the Content Take Down and Classification Process set out in the VHA API Service Handbook.

1.2	Operational Requirements

(a)	You must ensure that

(i)	You comply at all times with the VHA API Service Handbook;

(ii)	Your Payment System will:

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(A)	operate folly and effectively in accordance with the User Experience Guidelines;

(B)	be free from design and programming errors;

(C)	comply with all relevant Laws, codes of practice, industry schemes and regulatory requirements in Australia; and

(ii)	immediately after Acceptance, You nominate and advise to VHA a Retail Price for all Content available through Your Payment System:

(A)	prior to the Content being made available to a Customer; and

(B)	that is less than or equal to $30 or its equivalent in prepaid credit, unless otherwise agreed in writing with VHA or is otherwise specified in the API Documents; and

(C)	in accordance with the API Documents; and

(iii)	no portion of Your Payment System or the Content will contain, and You and Your employees will not introduce into VHA’s System, any ‘back door’, ‘time bomb’, ‘Trojan Horse’, ‘worm’, ‘drop dead device’, ‘virus’ or any computer application code which is intended or designed to:

(A)	permit access to or use of VHA’s System by You or by a third person not authorised by VHA; or

(B)	disable, damage or erase, or disrupt or impair the normal operation of VHA’s System or the API Services (or any related applications or data);

(iv)	no contract entered into between You and a Customer for the provision of Content will contain any term or condition to the effect that the Customer may incur a charge, fee or interest payment in connection with any credit arrangement.

(b)	You may change the Retail Price in accordance with the API Documents or otherwise in the manner communicated to You by VHA from time to time.

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Schedule 2

Payments

Amount received by You = Balance calculated by VHA – any Adjustments,

where

Balance calculated by VHA = Amount collected by VHA – (Amount Collected by VHA x VHA Service Fee (%))

Adjustments = Those sums calculated in accordance with section 1.5 of Schedule 2

1.1	Processing a charge

(a)	When a Customer purchases Content on Your Payment System, You will request VHA to bill that Customer

(i)	(if that Customer is a Postpaid Customer) the Retail Price as an amount in Australian dollars for the Content; or

(ii)	(if that Customer is a Prepaid Customer) the Retail Price as an amount in prepaid credit for the Content.

(b)	VHA will take reasonable steps to bill the Customer the Retail Price in order to collect amounts on Your behalf and is under no obligation to pay You any amount under this agreement unless that amount has first been collected from the Customer.

(c)	You acknowledge and agree that

(i)	VHA relies on You to ensure that the amount that You request to be billed has been properly calculated and accepts no liability to You for an incorrect charge that You have requested; and

(ii)	VHA is under no obligation to take any additional steps to collect any amount from a Customer, including without limitation by further contacting or entering into correspondence with the Customer, using the services of a debt collection agency, or imposing any charge for late payment.

1.2	Collecting a charge

(a)	Subject to (b) and (c) below, VHA will pay You the sum of all Content charges collected from a Customer as follows:

(i)	for Postpaid Content, the full Retail Price; and

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(ii)	for Prepaid Content, 20% of the Retail Price.

(b)	VHA is not required to pay You an amount unless the VHA Bill Threshold has first been met.

(c)	You acknowledge and agree that

(i)	where the VHA Bill Threshold has been met but the total amount billed has not been collected from the Customer, VHA may pay any sums collected under a similar agreement to this Agreement to Aggregators and Content Providers in the order in which the Customer incurred the charge; and

(ii)	VHA will not be liable to You for any delays caused by VHA’s prioritisation of payment under (i) above.

1.3	Service fee

(a)	In consideration for VHA providing You with the API Services, You must pay to VHA the VHA fee (the VHA Service Fee).

(b)	Unless otherwise agreed in writing with VHA, the VHA Service Fee is 30% of the total Content charges collected on a cash basis in a particular month from a Customer, notwithstanding that the Customer may have purchased the Content in a prior month. For example, the VHA Service Fee payable for January is calculated on the amounts collected by VHA for Content charges in January only.

1.4	VHA net-off

(a)	VHA will calculate the difference between the collected Content charges (described in 1.2(a) above) and the VHA Service Fee (described in 1.3(a) above) and pay You the balance (the Balance).

(b)	VHA is not required to pay You any amount collected from a Customer unless that amount has first been Validated in accordance with the process set out in the defined terms at 1.7 below.

1.5	Adjustment

(a)	VHA may, without further liability to You, deduct an amount from the Balance, comprising (as applicable):

(i)	any costs, fees or charges described in the API Service Requirements. API Documents or Service Levels relating to rebates and credits;

(ii)	any amount already paid to You in relation to a particular amount collected;

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(iii)	any amount subject to a bona fide dispute under clause 17 of this Agreement;

(iv)	any amount deducted or withheld under clause 9.4; and

(v)	any amount incurred by VHA for refunding an charge collected from a Customer as set out under clause 9.2(b)(ii),

(each an Adjustment).

(b)	Any Adjustment made by VHA under (a) above is without prejudice to any other rights or remedies available to VHA under this Agreement or otherwise at Law.

1.6	Payment terms

VHA will pay each Validated (and otherwise correctly calculated) amount owed to You under this Schedule 2 within 30 days from the end of the month following the month that the invoice or ‘final’ Monthly Statement relates to.

1.7	Defined terms

(a)	Retail Price means the price charged by You to the Customer (inclusive of all taxes) for Content.

The Retail Price for all Linked Content purchased by VHA and its employees, contractors and sales agents for internal business purposes, including for usage on tools of trade accounts (i.e., accounts held by VHA employees), must be zero.

(b)	Bill Threshold means the sum of all fees and charges payable by a Customer and set out in a Customer bill, but does not include any fee or charge for Content.

(c)	Validated means a Content charge that has been calculated and agreed by both parties in the following manner:

(i)	within 10 Business Days of the end of each calendar month during the Term, You will provide VHA with a statement setting out an itemised account of the amounts that You believe in good faith to have been billed to a Customer by VHA during the previous calendar month (Monthly Statement);

(v)	each Monthly Statement must, unless otherwise notified by VHA, be accompanied by sufficient supporting documents and any other information reasonably necessary to enable VHA to easily identify the amount billed and the Content to which it relates and any other reasonable details required by VHA from time to time;

(vi)	VHA will, in good faith, check the Monthly Statement against its internal billing and collection records and advise You of any necessary

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amendments or deletions. These amendments or deletions may occur because

(A)	the amount has not been collected, in part or in whole, by VHA or has been allocated to another Aggregator or Content Provider;

(B)	the amount is in dispute under clause 9.2 of the Agreement;

(C)	the amount has been refunded to the Customer (and not yet paid to You) under clause 9.2(b) of the Agreement; or

(D)	an error, delay or inconsistency in a charge (or a proposed charge) has been identified, including where such error, delay or inconsistency has occurred in connection with a technical fault affecting either party.

(vii)	You will reissue the Monthly Statement in a timely manner incorporating all amendments and deletions set out in (iii) above and no later than the end of the month following the month to which the Monthly Statement relates; and

(viii)	by the end of the month following the month to which the Monthly Statement relates, You may provide VHA with an invoice or a clearly marked ‘final’ Monthly Statement setting out the aggregate amount agreed with VHA and calculated in accordance with (i) to (iv) above.

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Schedule 3

Service Levels

1.1	Service Levels - Payment System

(a)	You must ensure that You comply with the API Service Requirements and the VHA API Service Handbook.

1.2	Service Levels - Linked Content

(a)	You must ensure that You comply with the API Service Requirements and the VHA API Service Handbook.

(b)	You must ensure that the Linked Content is available to the Network 99% of the time each calendar month.

(c)	You must produce a monthly service availability level report within 15 days from the end of each calendar month indicating the levels of Linked Content availability for the previous month. The service availability level report will contain the following information:

(i)	Total minutes in the previous month;

(ii)	Total minutes of Linked Content and Payment System availability during the previous month;

(iii)	Calculated levels of Linked Content availability (with outages identified by date, time and duration, planned/unplanned and agreed/not agreed by VHA);

(iv)	Targeted levels of Linked Content availability including any planned outages; and

(v)	Variance from targeted levels of Linked Content availability.

1.3	Support and fault rectification

(a)	In the case of Linked Content, You will provide support and maintenance for Linked Content including:

(i)	Monday - Friday 09.00-17.00 phone support for VHA help desk;

(ii)	email support during business hours (Monday to Friday 09.00 -17.00); and

(iii)	a weekend support contact to report and rectify faults with the Linked Content.

(b)	You must immediately notify VHA’s Technical Contact on becoming aware of

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(i)	in the case of Linked Content, any planned or unplanned outage of Linked Content; and

(ii)	in the case of Your Payment System, any event that may result in an incorrect entry being made on a Customer’s bill or may otherwise negatively impact VHA’s billing systems.

(c)	Service Level Credits will not be payable by You for a planned outage where that planned outage is notified to, and agreed to by, VHA in writing in advance.

(d)	You must respond to faults in accordance with Table 1.

Table 1 - VHA to Your Contacts and Resolutions

Contact Type	Description	VHA Contact	Response	Logging	Your Contact	Notes
Technical	In the case of Linked Content outage: No service available or specific feature unavailable	By Network Management Centre (NMC) 1800 555 544 06.00 - 24.00	Within 4 hours	Phone	As set out in the Request	VHA to have ensured fault is not with VHA infrastructure before contact is made with You

Editorial	Content take down notice	By VHA 09.00 - 17.00	Within 2 hours following You or VHA receiving a take down notice from regulators or following receipt of a written request from VHA.	Phone

In the case of all Content S, where the subject of the Content take down notice is not taken down within 2 hours, VHA will remove the connection from the Payment System to the API Services.

In the case of Linked Content, where the subject of the Content take down notice is not taken

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Contact Type	Description	VHA Contact	Response	Logging	Your Contact	Notes

down within 2 hours, VHA will remove the link to the Linked Content from the Portal.

(e)	You may contact VHA in accordance with Table 2.

Table 2 - You to VHA Contacts and Resolutions

Contact Type	Description	Permitted Contact	Response	Logging	Notes
Technical

You cannot connect to Network.

You cannot connect to the Event Billing Service.

There is an error in the billing entries places on Customer accounts using the Event Billing Service.

In the case of Linked Content, a Customer cannot connect through a link to the Linked Content on the Portal.

		Mon – Sun 06.00–24.00	Resolution will depend on each situation	Phone	You must ensure fault is not with Your infrastructure or, where You are an Aggregator, the Content Provider’s infrastructure, before contact is made with VHA.

1.4	Service Level Credits

If You fail to meet the Service Levels set out in this schedule, VHA will be entitled to the Service Level Credits in accordance with the table set out below. The maximum credits

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which VHA will be entitled to in a calendar year will not exceed the total amount paid to You in that calendar year.

Service Level	Applies to	Nature of Non-Compliance	Rebate per month
Services available –Linked Content	Linked Content only	Services available to Customers less than 99% in any calendar month, while the Content is Linked Content.

The rebate represents the lost value to VHA because of the failure of the Aggregator/Content Provider to maintain 99% availability of the Linked Content.

The rebate payable by You to VHA will be the amount calculated in good faith by VHA as the difference between the VHA Service Fee that VHA would have received if the required 99% availability for that Linked Content had been met and the actual VHA Service Fee payable to VHA for that Linked Content in that particular month.

VHA will calculate this rebate in good faith, having regard to the number of hours that the Linked Content was unavailable only and not to any other factors that may have otherwise lead to an increase in the VHA Service Fee (including whether the Linked Content was unavailable over a weekend).

Failure by You to comply with API Service Requirements	Any Content or Your Payment System	Any instances	25% of the amount payable by VHA to You for that month, prior to any Adjustment being made.
Failure by You to comply with the VHA API Service Handbook	Any Content or Your Payment System	Any instances	Breach fee as set out in the VHA API Service Handbook

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1.5	Service schedule - Reporting

(a)	You must submit the following reporting to VHA on a weekly basis, or make available online:

(i)	Total number of clicks per Content;

(ii)	MSISDN per event charge per Content with:

(A)	date and time stamp;

(B)	charge and charge description;

(C)	event type: on demand, subscription or free; and

(D)	service, company ID

(iii)	Total unit numbers of Content sold on Your Payment System, including the type of event: on demand, subscription or free.

(b)	Two weeks after the end of each calendar month, You must submit a written report detailing the amount, nature, value and other relevant details of Your Payment System supplied pursuant to this Agreement in the previous month. The report must show (in daily, weekly and monthly formats) details of

(i)	Customer usage;

(ii)	the number of subscriptions; and

(iii)	transactions, with the number of units sold, price of the units and the total amount of the unit,

in accordance with VHA’s requirements notified from time to time.

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Signed for Vodafone Hutchison Australia Pty Limited ABN 76 096 304 620 by:
/s/ Simone Brandon Signature of Authorised Officer Simone Brandon Name of Authorised Officer	/s/ John [illegible] Signature of Authorised Officer John [illegible] Name of Authorised Officer

and

Executed in accordance with section 127 of the Corporations Act 2001 by Mirror Image Access (Australia) Pty Limited ABN 35 094 069 726:

/s/ Martin Ryan Director Signature	/s/ John Mooney Director/Secretary Signature

Martin Ryan CEO Print Name	John Mooney Print Name

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10 May 2012

Jon Mooney

Mirror Image Access (Australia) Pty Limited

Level 2, 221 Miller Street

North Sydney NSW 2060

Dear Jon,

Letter of Variation of API Services Agreement

We refer to the API Services Agreement between Vodafone Hutchison Australia Pty Limited ABN 76 096 304 620 (VHA) and Mirror Image Access (Australia) Pty Limited ABN 35 094 069 726 (MIA) dated on or about 5 July 2011 (Agreement).

With effect on and from 13 April 2012 (Commencement Date), VHA wishes to vary the terms of the Agreement in accordance with the mark-ups shown in the version of the Agreement attached as Annexure A to this Letter of Variation.

In respect of the Agreement as varied:

(a)	this Letter of Variation does not affect the rights and obligations accrued by VHA and MIA under the Agreement prior to the Commencement Date; and

(b)	the Effective Date in the Agreement is deemed to be the same date as the Commencement Date of this Letter of Variation.

If MIA agrees to the variation of the Agreement as proposed by VHA above, please arrange for an authorised person to sign 2 copies of this letter where indicated below and return them to VHA as confirmation of the agreement by MIA to the terms of this Letter of Variation.

Yours sincerely,

Noel Hamill

Director of Marketing and Sales

Vodafone Hutchison Australia Pty Limited
ABN 76 096 304 620 Phone 02 9964 4646
Level 7, 40 Mount Street
North Sydney, NSW 2060
vodafone.com.au	Page 1 of 2

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The parties below hereby agree to vary the Agreement in accordance with this Letter of Variation:

Signed for Vodafone Hutchison Australia Pty Limited ABN 76 096 304 620 by:

/s/ Simone Brandon	/s/ Noel Hamill
Signature of Authorised Officer	Signature of Authorised Officer

Simone Brandon	Noel Hamill
Name of Authorised Officer	Name of Authorised Officer

Executed in accordance with section 127 of the Corporations Act 2001 (Cth) by Mirror Image Access (Australia) Pty Limited ABN 35 094 069 726:

/s/ John Mooney	/s/ Kirstie Brown
Director Signature	Director/Secretary Signature

John Mooney	Kirstie Brown
Print Name	Print Name

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